Exhibit 99.1

Myomo Reports First Quarter 2021 Financial Results

Revenue of $2.3 million up 132% over prior year

Gross margin of 73% up 500 basis points over prior year

Q1 cash used in operations decreased 14% to $2.1 million

Conference call begins at 4:30 p.m. Eastern time today

BOSTON, Mass. (May 5, 2021) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three months ended March 31, 2021.

Financial and operational highlights for the first quarter of 2021 include the following (all comparisons are with the first quarter of 2020, unless otherwise noted):

•	Revenue was $2.3 million, up 132%

•	Revenue units were 65, up 117%

•	Gross margin was 73%, up 500 basis points

•	The reimbursement pipeline as of March 31, 2021 consisted of 940 MyoPro units, an increase of 22% with a record 386 candidates entering the pipeline during the quarter

•	Revenue from the direct billing channel represented 73% of total revenue, compared with 77% of total revenue in the fourth quarter of 2020

•	Backlog, which represents insurance authorizations received but not yet converted to revenue, was 118 units as of March 31, 2021, a 48% increase.

•	The Company received insurance authorizations and orders for 66 patients to receive a MyoPro during the first quarter

•	Continued progress in international markets, including additional Statutory Health Insurance payments in Germany and the agreement to form a Joint Venture to serve patients in China

Management Commentary

“We are pleased to deliver another quarter of solid revenue growth,” stated Paul R. Gudonis, Myomo’s chairman and chief executive officer. “Our efforts to increase lead generation began to pay off as we generated a record number of additions to our reimbursement pipeline, following a return to a more normal marketing environment after the 2020 U.S. election cycle. In addition, although the year started off slowly, insurance authorizations have begun to pick up, with 35 authorizations received in April.”

Financial Results

	For the Three Months Ended March 31,		Period-to-Period Change
	2021	2020	$	%
Revenue	$2,336,489	$1,008,145	$1,328,344	132%
Cost of revenue	623,152	318,651	304,501	96%

Gross profit	$1,713,337	$689,494	$1,023,843	148%

Gross margin	73%	68%		5%

Revenue for the first quarter of 2021 was $2.3 million, an increase of 132% compared with the first quarter of 2020, due to a higher average selling price and a greater number of revenue units. Myomo recognized revenue on 65 units in the first quarter of 2021, an increase of 117% compared with the first quarter of 2020.

Gross margin for the first quarter of 2021 was 73%, compared with 68% for the first quarter of 2020. The margin expansion primarily reflects a higher average selling price, as well as more revenue units in the first quarter than deliveries, which is when cost of revenues generally are recognized. The Company delivered 50 units to patients in the first quarter.

Operating expenses for the first quarter of 2021 were $4.6 million, an increase of 13% over the first quarter of 2020.    The increase primarily reflects higher payroll and advertising costs.

Operating loss for the first quarter of 2021 narrowed to $2.9 million from $3.4 million for the first quarter of 2020. Net loss attributable to common stockholders for the first quarter of 2021 was $3.0 million, or $0.57 per share, compared with a net loss attributable to common stockholders of $4.5 million, or $2.51 per share, for the first quarter of 2020. Net loss available to common stockholders in the first quarter of 2020 includes a deemed dividend of $0.7 million related to the repricing of certain warrants.

Adjusted EBITDA1 for the first quarter of 2021 was negative $2.7 million, compared with negative $3.3 million for the first quarter of 2020. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Business Outlook

“We expect the number of pipeline additions during the second quarter of 2021 to be approximately equal to the number of additions during the first quarter. We expect the record number of pipeline additions in the first quarter to result in a growing number of insurance authorizations in the second quarter, as demonstrated by April’s insurance authorizations,” said Gudonis. “Year-over-year revenue growth in the second quarter is expected to be in line with the first quarter’s growth rate.”

Liquidity

Cash and cash equivalents as of March 31, 2021 were $17.4 million, which includes $7.3 million received from the exercise of warrants. Cash used by operating activities was $2.1 million in the first quarter of 2021, which includes a deposit of $0.5 million paid to one of the Company’s subcontractors to enable the procurement of inventory in support of projected 2021 demand. Cash used by operations is expected to increase in the second quarter of 2021 due to annual incentive compensation payments. The Company continues to believe that its existing cash is sufficient to fund operations well into 2022.

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. Eastern time. Participants are encouraged to pre-register for the call using the following link: https://dpregister.com/sreg/10154899/e6c77b54c5. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or unable to pre-register may dial in by calling, 1-844-707-6932 (U.S.) or 1-412-317-9250 (International). A webcast of the call may also be accessed at Myomo’s Investor Relations page at http://ir.myomo.com/.

[1]

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss on extinguishment of debt.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until May 19, 2021; please dial 1-877-344-7529 (U.S.) or 1-412-317-0088 (International) and provide the passcode #10154899.

Non-GAAP Financial Measures

Myomo has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes that the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss of extinguishment of debt. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for revenues in the first quarter, its current authorization backlog and its cash runway and capital requirements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

•	our ability to continue normal operations and patient interactions in order to cast, deliver and fit our custom-fabricated device;

•	our marketing and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our product development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

Public Relations:

Kate McCann

Matter Communications

myomo@matternow.com

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2021	2020
Revenue	$2,336,489	$1,008,145
Cost of revenue	623,152	318,651

Gross profit	1,713,337	689,494
Operating expenses:
Research and development	525,967	506,953
Selling, general and administrative	4,119,802	3,604,968

	4,645,769	4,111,921

Loss from operations	(2,932,432)	(3,422,427)

Other expense (income)
Change in fair value of derivative liabilities	—	(82,101)
Interest expense and other expense, net	119	135,209
Non-cash interest expense, debt discount	—	166,643
Loss on extinguishment of debt	—	159,202

	119	378,953

Loss before income taxes	(2,932,551)	(3,801,380)
Income tax expense	28,243	613

Net loss	$(2,960,794)	$(3,801,993)

Deemed dividend on repricing of warrants	—	670,632

Net loss attributable to common stockholders	$(2,960,794)	$(4,472,625)

Weighted average number of common shares outstanding:
Basic and diluted	5,191,417	1,778,708

Net loss per share attributable to common stockholders
Basic and diluted	$(0.57)	$(2.51)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$17,371,217	$12,241,261
Accounts receivable, net	765,226	924,916
Inventories, net	793,791	707,114
Prepaid expenses and other current assets	998,763	572,684

Total Current Assets	19,928,997	14,445,975
Equipment, net	210,296	95,023
Operating lease assets with right of use	783,816	168,784

Total Assets	$20,923,109	$14,709,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	3,892,475	2,848,904
Current operating lease liability	204,460	18,289
Deferred revenue	—	2,512

Total Current Liabilities	4,096,935	2,869,705
Deferred revenue	1,495	1,495
Non-current operating lease liability	644,107	155,148
Other long-term liabilities	113,423	118,060

Total Liabilities	4,855,960	3,144,408

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	560	457
Additional paid-in capital	86,728,107	79,273,964
Accumulated other comprehensive loss	(4,367)	(12,690)
Accumulated deficit	(70,650,687)	(67,689,893)
Treasury stock, at cost	(6,464)	(6,464)

Total Stockholders’ Equity	16,067,149	11,565,374

Total Liabilities and Stockholders’ Equity	$20,923,109	$14,709,782

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31,	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,960,794)	$(3,801,993)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	23,313	26,388
Stock-based compensation	165,971	123,209
Bad debt expense	—	24,000
Non-cash interest expense, debt discount	—	166,643
Amortization of original issue discount	—	67,132
Amortization of right-of-use assets	39,059	—
Loss on extinguishment of debt	—	159,202
Change in fair value of derivative liabilities	—	(82,101)
Loss on disposal of asset	202	—
Other non-cash charges	(3,139)	(3,159)
Changes in operating assets and liabilities:
Accounts receivable	169,642	101,000
Inventories	(86,677)	(169,826)
Prepaid expenses and other current assets	(426,515)	(117,016)
Other assets	—	57,987
Accounts payable and accrued expenses	952,339	1,002,291
Operating lease liabilities	21,040	—
Deferred revenue	(2,512)	1,218
Other liabilities	(4,637)	—

Net cash used in operating activities	(2,112,708)	(2,445,025)

CASH USED IN INVESTING ACTIVITIES	(44,489)	(7,878)
CASH PROVIDED BY FINANCING ACTIVITIES	7,288,275	11,713,953
Effect of foreign exchange rate changes on cash	(1,122)	(23)

Net increase in cash, cash equivalents and restricted cash	5,129,956	9,261,027

Cash, cash equivalents and restricted cash, beginning of period	12,241,261	4,540,455

Cash, cash equivalents and restricted cash, end of period	$17,371,217	$13,801,482

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended March 31,
	2021	2020
GAAP net loss	$(2,960,794)	$(3,801,993)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense and other expense, net	119	135,209
Non-cash interest expense, debt discount	—	166,643
Loss on extinguishment of debt	—	159,202
Depreciation expense	23,313	26,388
Stock-based compensation	165,971	123,209
Change in fair value of derivative liabilities	—	(82,101)
Income tax expense	28,243	613

Adjusted EBITDA	$(2,743,148)	$(3,272,830)

#    #    #